Exhibit 99.1

June 1, 2018

The Board of Directors

Brand Group Holdings, Inc.

106 Crogan Street

Lawrenceville, GA 30046

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 28, 2018, to the Board of Directors of Brand Group Holdings, Inc. as Annex B to, and to the reference thereto under the captions “Summary – Opinion of Brand’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Brand’s Reasons for the Merger; Recommendation of the Brand Board of Directors” and “The Merger – Opinion of Brand’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger of Brand Group Holdings, Inc. and Renasant Corporation, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Renasant Corporation (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, EVERCORE GROUP L.L.C.

By:	/s/ Tannon Krumpelman
Tannon Krumpelman
Senior Managing Director